Consent of Independent Registered Public Accounting Firm

To the Board of Trustees of

Calvert Social Investment Fund:

We consent to the use of our report dated November 18, 2003, with respect to the financial statements of the Equity Portfolio (the "Fund"), one of a series of the Calvert Social Investment Fund, as of September 30, 2003, incorporated herein by reference and to the references to our firm under the headings "Unaudited Financial Highlights for the CSIF Equity Portfolio" in the proxy statement/prospectus, and "Independent Registered Public Accounting Firm and Custodians" in the Statement of Additional Information in the Registration Statement on Form N-14.

/s/KPMG LLP

Philadelphia, Pennsylvania

November 29, 2004